EX-99.p.2

Compliance policy
INTERNAL USE ONLY

Compliance & professional standards
Advancing integrity and excellence

Personal investing

September 1, 2008

Summary

All Mercer colleagues are subject to the MMC Code of Business Conduct and Ethics, as well as Mercer’s Code of Professional Conduct. These Codes set out standards for colleagues dealing with potentially complex ethical decisions. They also provide basic information to colleagues regarding MMC’s and Mercer’s procedures for reporting conflicts of interest and raising other issues of concern. Additionally, Mercer has adopted this policy to establish standards of conduct expected of colleagues who engage in personal investment activities.

What is Mercer’s policy?

Mercer expects colleagues to adhere to the following principles:

§	Client interests come first. Colleagues must scrupulously avoid serving personal interests ahead of the interests of Mercer’s clients.
§	Avoid taking advantage. Colleagues may not make personal investment decisions based on knowledge of a client’s holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a client with the expectation that the client’s transaction will cause a favorable move in the market.
§	Compliance with applicable law. Colleagues must comply with The Investment Advisers Act of 1940 and other federal securities laws that govern Mercer’s business.

Why did Mercer create this policy?

Mercer has many important assets, perhaps the most valuable of which is its established and unquestioned reputation for integrity. An important element of Mercer’s commitment to integrity is its philosophy of always putting Mercer’s clients’ interests ahead of its own. This requires that colleagues manage or avoid actual, perceived or potential conflict of interest with a client. It also requires that colleagues use the knowledge and/or opportunities gained at Mercer in a manner that is consistent with Mercer’s fiduciary duty to its clients. This policy is designed to provide a framework for colleagues to conduct personal investment activities in a manner that it consistent with placing the interests of Mercer’s clients first. It has also been designed to enable Mercer to comply with Rule 204A-1 under

To whom does this apply?

Investment management –Americas

Investment consulting – U.S.

For Additional Resources

Contact your local compliance & professional standards representative.

Related Policies & Procedures

MMC Code of Business Conduct & Ethics

Mercer Code of Professional Conduct

Insider trading policies and procedures

MMC Policy on Securities Trading by Colleagues

Continued

     This policy supersedes and replaces any previous related Mercer policies. Mercer reserves the right to modify, suspend or terminate this policy at any time.

  For internal use only

the Investment Advisers Act of 1940, which requires investment advisers, such as Mercer, to adopt a code of ethics that includes certain minimum standards of business conduct, as well as reporting of certain brokerage accounts, personal securities transactions and securities holdings.

How does Mercer implement this policy?

Which colleagues are covered by this policy?

The following colleagues are required to comply with this policy:

§	All employees, directors, and officers of Mercer’s investment businesses in the U.S. and of Mercer’s Investment Management business in Canada
§	Outside consultants and other temporary employees hired for a period of 30 days or more and other Mercer employees who have access to non-public information regarding the investment advice provided to clients, or who are involved in making securities recommendations for clients, or have access to such recommendations that are non-public.

Upon the determination that a colleague must comply with this policy, the Compliance & Professional Standards (“C&PS”) will provide the colleague with a copy of this policy and inform them of their reporting obligations.

What do colleagues need to do?

All colleagues are required to certify that they have read and understand this policy and recognize that they are subject to its provisions. This certification is due within 10 calendar days of becoming a Mercer employee or transferring into one of the businesses covered by this policy. In addition, colleagues must certify annually that they have read and understand this policy and that they have complied with its requirements during the prior year, including disclosing all transactions, holdings and/or accounts that they were required to disclose.

All colleagues, other than Mercer Consulting Sales Professionals, must disclose to C&PS:

§	All accounts and all securities. These holding reports are due within 10 calendar days of becoming a Mercer employee and annually thereafter. The information that is reported must be current as of a date no more than 45 calendar days prior to the date of the report.

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All securities transactions and any new brokerage accounts. This report is a quarterly report. It is due within 30 days after the end of each calendar quarter.

What securities and accounts does this policy cover?

The securities and accounts that must be reported are those in which the colleague has a beneficial interest. This includes, but is not limited to, securities or accounts owned by a colleague as well as those owned by any member of a colleague’s immediate family that share the colleague’s household.

The accounts that are covered by this policy include all accounts in which any securities are held. They include:

§	Accounts held at a broker-dealer, transfer agent, investment adviser or other financial services firm;
§	IRAs and 401(k) accounts held at MMC or another employer; and
§	Brokerage accounts established by MMC on behalf of a colleague for purposes of holding MMC equity received in connection with a bonus deferral, long-term-incentive award, or other incentive program.

They do not include accounts over which a colleague has no direct or indirect influence or control.

The securities that colleagues must report include stocks, bonds, and other instruments they might not ordinarily think of as securities, such as:

§	Exchange-traded funds;
§	Any form of limited partnerships;
§	Private investment funds, hedge funds and investment clubs;
§	Foreign unit trusts;
§	Options on securities; and
§	Closed-end funds.

Colleagues do not need to report the following securities:

§	Direct obligations of the United States government (note that securities issued by agencies or instrumentalities of the U.S. government are reportable);
§	Bankers’ acceptances;
§	Bank certificates of deposit;
§	Commercial paper;

§ High quality short-term debt instruments, including repurchase agreements; and

§ Shares of open-end mutual funds that are not managed or advised by Mercer

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How do colleagues report?

Certifications and holdings reports must be reported using the form provided by C&PS.

To satisfy the quarterly transaction reporting requirement, colleagues must direct their brokers to provide duplicate copies of confirmations of transactions in reportable securities and duplicate copies of all periodic statements related to their account(s) to Mercer. Such instructions must be made promptly upon becoming an employee and as new accounts are established. Upon request, C&PS will facilitate the process for obtaining duplicate confirmations and statements.

Colleagues that are unable to arrange for duplicate confirmations and account statements to be sent to Mercer in a timely manner, must immediately notify C&PS and request an exemption from the requirement to provide confirmations and periodic account statements. If C&PS grants the request, the colleague must submit a quarterly report on the form provided by C&PS.

Colleagues must report any securities transactions that are not reported on a brokerage or other account statement using the form provided by C&PS.

Pre-approval of certain transactions

Colleagues must obtain prior written approval from C&PS before acquiring direct or indirect beneficial ownership (through purchase or otherwise) of (i) a security in an initial public offering, or (ii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund).

Restricted trading periods

To help avoid even the appearance that colleagues might be trading on the basis of nonpublic information, Mercer may impose periodic trading prohibitions on specified colleagues. For example, Mercer may impose trading prohibitions on investment management colleagues for specified periods before and after a client or manager transition. C&PS will notify affected colleagues of any such situational restricted trading periods.

Are there any exceptions to this policy?

C&PS may grant exemptions from the requirements of this policy in appropriate circumstances upon written request from a colleague. The decision to grant a request for exemption is solely within the discretion of C&PS.

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  For internal use only

How are violations of this policy addressed?

C&PS will review on a regular basis the reports filed pursuant to this policy. In this regard, C&PS will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in this policy.

In addition, colleagues must report violations of this policy to C&PS immediately. Colleagues must recognize that this policy is a condition of employment with Mercer. Violations will be addressed by senior management.. Since many provisions of this policy also reflect provisions of the U.S. securities laws, colleagues should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

If it is determined that a colleague has violated this policy, C&PS will report the violation to senior management and any applicable clients. Senior management, in consultation with C&PS, will determine the appropriate sanctions. Sanctions may range from a verbal or written reprimand to suspension or termination of employment. They may also include fines and the disgorgement of profits or other benefit realized.

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